Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, each of the persons named below agrees to the joint filing of a Statement on Schedule 13D (including amendments thereto) with respect to the ordinary shares, par value NIS0.01 per share, of Partner Communications Company Ltd., without the necessity of filing additional joint filing agreements. Each person further agrees that this joint filing agreement be included as an exhibit to such filings, and acknowledges that each person shall be responsible for the timely filing of such amendments, and for the completeness and the accuracy of the information concerning such person contained therein, but shall not be responsible for the completeness or accuracy of the information concerning the other persons, except to the extent that it knows or has reason to believe that such information is inaccurate.

Dated: February 8, 2013

S.B. ISRAEL TELECOM LTD.

By:	/s/ Adam Chesnoff
Name:	Adam Chesnoff
Title:	Director

SCG COMMUNICATION VENTURES LLC

By:	/s/ Adam Chesnoff
Name:	Adam Chesnoff
Title:	Managing Director

HSAC INVESTMENTS LP

By:	/s/ Adam Chesnoff
Name:	Adam Chesnoff
Title:	President & COO of Saban Capital Group, Inc., the general partner of HSAC Investments LP

SABAN CAPITAL GROUP, INC.

By:	/s/ Adam Chesnoff
Name:	Adam Chesnoff
Title:	President and Chief Operating Officer

SCG INVESTMENT HOLDINGS, INC.

By:	/s/ Adam Chesnoff
Name:	Adam Chesnoff
Title:	President & COO

ALPHA FAMILY TRUST

By:	/s/ Haim Saban
Name:	Haim Saban
Title:	Co-Trustee

HAIM SABAN /s/ Haim Saban

CHERYL SABAN /s/ Cheryl Saban

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